Exhibit 5.1

July 27, 2015

Cathay General Bancorp

777 North Broadway

Los Angeles, California 90012

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel of Cathay General Bancorp, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation of a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), which have been reserved for issuance from time-to-time pursuant to the Cathay General Bancorp 2005 Incentive Plan (as amended and restated) (the “Plan”).

For the purpose of rendering this opinion, I have made such factual and legal examination as I deemed necessary under the circumstances, and in that connection I have examined such corporate records and documents, certificates of public officials and officers of the Company, corporate resolutions and other instruments that I have considered necessary or appropriate for the purpose of rendering this opinion. In connection with my examination, I have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

On the basis of the foregoing examination, and in reliance thereon, I am of the opinion that the Shares, when issued and delivered pursuant to and in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

This opinion is based on my review of, and I express no opinion as to the laws of any jurisdiction other than, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and is limited to the facts as they presently exist. I undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to my attention after the date hereof.

This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ LISA L. KIM
General Counsel